Exhibit 99

MEREDITH CORPORATION REPORTS FISCAL 2012 SECOND QUARTER RESULTS
Local Media Non-Political Ad Revenue Gains 9 Percent, its Ninth-Straight Quarterly Increase
Purchase of Allrecipes.com Doubles Meredith's Digital Scale;
Supports Total Shareholder Return Strategy

DES MOINES, IA (January 24, 2012) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2012 second quarter earnings per share of $0.70, compared to $0.88 in the year-ago period. Revenues were $329 million, compared to $366 million. Meredith recorded $21 million, or $0.28 per share, less of political advertising revenues in the second quarter of fiscal 2012 than in the year-ago period, which is expected in an off-election year.
“Our Local Media Group delivered an industry-leading 9 percent gain in non-political advertising revenues during the second quarter of fiscal 2012,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “While the advertising market remained challenging for our National Media Group, we're seeing an improving trend as we look to early calendar 2012, particularly in the food and home advertising categories.”
Lacy noted Meredith's Total Shareholder Return financial strategy, announced on October 25, has been very well received by the investment community. Key elements include (1) A 50 percent annual dividend increase to $1.53 from $1.02 per share that produced yields of 5 to 6 percent during the quarter; (2) A new $100 million share repurchase authorization; and (3) Ongoing strategic investments to drive incremental revenue and profit growth over time, such as today's announcement that Meredith would acquire Allrecipes.com from The Reader's Digest Association, Inc.
The addition of Allrecipes.com, the world's No. 1 digital food site, doubles the scale of the Meredith Women's Network in terms of both audience reach and revenues. It also fulfills two of Meredith's previously stated criteria for strategic acquisitions: (1) National media brands that provide access to new audiences and advertising categories; and (2) Digital platforms that significantly increase scale. With Allrecipes.com, the Meredith Women's Network will be the No. 1 premium owned and operated website in the Women's Lifestyle Category, according to the most recent comScore data.
“Allrecipes.com significantly enhances our digital platform,” Lacy said. “It increases our relevance with a large and loyal group of consumers, and strengthens our position in the marketplace by connecting advertisers with an audience of 100 million consumers. It fits perfectly with our Total Shareholder Return Strategy, adding strategic value to Meredith, and is expected to drive incremental growth in revenues, profit and free cash flow over time.”
Lacy noted that Meredith has executed the following strategic initiatives since the start of fiscal 2012:

•	Acquisition of the popular FamilyFun and Every Day with Rachael Ray brands.

•	Launch of tablet editions of Meredith's national brands across the iPad, NOOK Color, Kindle Fire and Samsung Galaxy platforms.

•	Extension of Meredith's very successful brand licensing arrangement for its Better Homes and Gardens line of home and garden products with Walmart through 2016.

•	Investment in Iris, a leading global marketing company, and the creation of the Meredith-Iris

Global Network to serve the increasing global needs of domestic clients, and open doors to international clients.

•	Expansion of Meredith's daily syndicated The Better Show's reach to 150 markets across the country.
“I'm particularly pleased about the ongoing execution of our digital and video expansion strategy,” said Lacy. “We've grown our audience online and on television, and we're aggressively extending our brands across tablet and mobile platforms. Digital and video are perfect complements to our leading portfolio of national brands - both for consumers and advertisers alike. We will continue to extend our reach on these platforms, and the acquisition of Allrecipes.com is our latest initiative.”
For the first six months of fiscal 2012, earnings per share were $1.18, compared to $1.45 in the year-ago period. Revenues were $657 million, compared to $709 million. Meredith recorded $32 million, or $0.43 per share, less of political advertising revenues in the first six months of fiscal 2012 than in the year-ago period, which is expected in an off-election year.
OPERATING DETAIL
LOCAL MEDIA GROUP
Fiscal 2012 second quarter Local Media Group operating profit was $27 million, compared to $39 million in the year-ago period. Total revenues were $84 million, compared to $97 million. Meredith recorded $21 million less of political advertising revenue in the second quarter of fiscal 2012 than in the year ago period, which is expected in an off-election year. Expenses declined 3 percent, helping drive an EBITDA margin of nearly 40 percent.
Looking more closely at non-political advertising performance in the second quarter of fiscal 2012, compared to the year-ago period:

•	Revenues rose 9 percent to $75 million, the ninth-consecutive quarter of year-over-year improvement. Performance was strongest at Meredith's stations in Atlanta, Hartford, Las Vegas and Portland.

•
Automotive advertising revenues increased 15 percent, on top of 17 percent growth in the year-ago period. Professional services, the second-largest category, grew 19 percent, also on top of 17 percent growth in the year-ago period.

•	Digital advertising revenues increased more than 50 percent.

“Once again we were able to drive industry-leading performance in non-political advertising revenues through our very strong connection to local viewers,” Lacy said. “It was the second-best performance for a non-political second quarter in Meredith's history, and November 2011 was one of our strongest rating books in the last decade. Television continues to be the most powerful medium to deliver customers to local businesses and service providers.”

Meredith television stations delivered very strong year-over-year ratings growth during the most recent November measurement period in the important adults ages 25 to 54 demographic. Of note:

•	WGCL (CBS Atlanta) delivered double-digit ratings growth in morning, afternoon and evening news viewership.

•	KPHO (CBS Phoenix) delivered double-digit ratings growth in morning, afternoon and late news.

•	KPDX (FOX Portland) delivered double-digit ratings growth in morning, evening and late news.

•	KVVU (FOX Las Vegas) delivered double-digit ratings growth in afternoon, evening and late news.

•	WFSB (CBS Hartford) retained its No. 1 position in all news periods and day parts.

Other revenues grew 31 percent in the second quarter of fiscal 2012, driven primarily by Meredith's management of Peachtree TV (WPCH-TV) in Atlanta, which began on March 28, 2011. Also, Meredith Video Studios posted solid revenue growth, driven in part by The Better Show, which aired its 1,000th episode during the quarter, and the creation of custom video content for corporate marketing clients including Kraft Foods and Kmart.

For the first six months of fiscal 2012, Local Media Group operating profit was $38 million, compared to $55 million in the year-ago period. Revenues were $154 million, compared to $173 million. Meredith recorded $32 million less of political advertising revenues in the first six months of fiscal 2012 than in the year-ago period, which is expected in an off-election year. Expenses declined 2 percent.

NATIONAL MEDIA GROUP

Fiscal 2012 second quarter National Media Group operating profit was $36 million, compared to $42 million in the year-ago period. Revenues were $244 million, compared to $268 million. Expenses decreased 8 percent.

Fiscal 2012 second quarter advertising revenues were $107 million, compared to $122 million in the year-ago period. Fiscal 2012 second-quarter weighted average net advertising revenues per magazine page increased 8 percent, due primarily to a change in mix and stronger pricing.

The advertising declines were primarily related to food and consumer packaged goods producers - who have been particularly impacted by higher commodity prices - and pharmaceutical companies - who brought fewer new drugs to market. Meredith over-indexes the industry by more than 2 to 1 in these two categories.

The home, non-prescription drug and financial services-related advertising categories each posted double-digit revenue growth during the second quarter of fiscal 2012, their second-consecutive quarter of year-over-year growth.

“We are seeing gains in food-related advertising in early calendar 2012, and we believe overall advertising performance will improve as calendar 2012 progresses,” Lacy said. “Our largest clients have had time to adjust to economic conditions, and our innovative Meredith Engagement Dividend - which guarantees marketers a return on their advertising investment in Meredith magazines - is gaining traction in the marketplace. Magazine industry advertising as a whole has held up fairly well in calendar 2011, particularly in categories such as beauty and financial services, where we are expanding our efforts via multi-platform marketing programs.”

Circulation revenues increased during the second quarter of fiscal 2012, driven by a gain in subscription revenues. Online orders for print magazine subscriptions nearly doubled to more than 500,000 compared to the year-ago period, due primarily to more aggressive website and email marketing programs as well as efforts to shift to online billing and renewals. Meredith is particularly focused on driving online subscriptions and paperless transactions because of cost saving and up-selling opportunities.

Meredith's brands continued their strong engagement with American consumers in the second quarter of fiscal 2012 compared to the prior-year period, as demonstrated by:

•	An increase in readership of Meredith's magazines, which stood at a record 113 million according to Fall 2011 data from Mediamark Research and Intelligence.

•
Strong traffic growth for Meredith's branded websites, as monthly unique visitors and page views rose more than 50 percent each to 20 million, and 450 million, respectively. The multi-channel brand Recipe.com has grown to approximately 2 million monthly unique visitors in its first six months of operation. The acquisition of Allrecipes.com will double the Meredith Women's Network's monthly unique visitors to 40 million.

•
Expansion of Meredith's electronic tablet issues and capabilities, including a strong presence on the newly launched Amazon Kindle Fire and Barnes & Noble NOOK Tablet, as well as product availability on the Apple iPad and NOOK Color devices.

•	More magazine's second annual television special was aired in 145 markets reaching 85 percent of U.S. television households.

Fiscal 2012 second quarter other revenues were $73 million, compared to $82 million in the year-ago period. Results were primarily due to select clients within Meredith Xcelerated Marketing that scaled back programs for the same commodity-related reasons that impacted advertising results earlier in calendar 2011. Meredith Xcelerated Marketing's programs are typically long-term in nature, and its results typically lag shorter-term changes in economic conditions.

For the first six months of fiscal 2012, National Media Group operating profit was $72 million, compared to $82 million in the year-ago period. Revenues were $503 million, compared to $535 million. Expenses decreased 5 percent.

OTHER FINANCIAL INFORMATION
For the trailing 12 month period ended December 31, 2011, Meredith:

•	Generated nearly $200 million in cash flow from operations.

•	Repurchased approximately 1.2 million shares of Company stock.

•	Maintained a conservative debt-to-EBITDA ratio of approximately 1 to 1. The weighted average interest rate on Meredith's debt was 4.4 percent at December 31, 2011.

In addition, total Company expenses declined 7 percent in the second quarter of fiscal 2012, the sixth consecutive sequential quarter of year-over-year expense reductions. For the first half of fiscal 2012, total Company expenses declined 4 percent, compared to the year-ago period.
All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings.

OUTLOOK
Looking at the third quarter of fiscal 2012, compared to the year-ago period:

•	With two of three magazine issues closed, Meredith expects third quarter National Media Group advertising revenue performance to be flat to up in the low-single digits.

•	With nine weeks remaining in the quarter, Local Media Group non-political advertising revenues are currently pacing up in the mid-single digits.

Meredith currently expects fiscal 2012 third quarter earnings per share to range from $0.65 to $0.70. Meredith expects fiscal 2012 earnings per share to range from $2.55 to $2.75. Both estimates exclude the anticipated effects of the acquisition of Allrecipes.com, as noted in the press release that Meredith issued earlier today.
A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for the third fiscal quarter and full year of fiscal 2012. These uncertainties are referenced below under “Safe Harbor” and in certain filings with the U.S. Securities and Exchange Commission.

CONFERENCE CALL WEBCAST
Meredith will host a conference call on January 24, 2012 at 11 a.m. EST to discuss second quarter fiscal 2012 results. A live webcast will be accessible to the public on the Company's website, www.meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS
Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.
Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached condensed consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending, along with the Company's revenue and earnings per share outlook for the third fiscal quarter and full year fiscal 2012.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Ladies' Home Journal, Fitness, More, American Baby, Every Day with Rachael Ray and FamilyFun- along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile, tablets, and video - to give consumers content they desire and to deliver the messages of its advertising and marketing partners.
Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith Xcelerated Marketing has significantly added to its capabilities in recent years through the acquisition of cutting-edge companies in digital, mobile, social, healthcare, database, and international marketing. Most recently, Meredith made a strategic investment in London-based Iris Worldwide, a leader in experiential marketing.
A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith has paid a dividend for 64 straight years and increased its dividend for 18 consecutive years.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Three Months		Six Months
Periods Ended December 31,	2011	2010	2011	2010
(In thousands except per share data)
Revenues
Advertising	$183,636	$213,755	$367,953	$418,580
Circulation	63,902	63,737	130,491	129,677
All other	81,179	88,441	158,182	160,416
Total revenues	328,717	365,933	656,626	708,673
Operating expenses
Production, distribution, and editorial	128,412	137,251	265,303	280,092
Selling, general, and administrative	134,940	148,506	277,905	290,438
Depreciation and amortization	10,505	9,663	20,337	19,448
Total operating expenses	273,857	295,420	563,545	589,978
Income from operations	54,860	70,513	93,081	118,695
Interest expense, net	(2,897)	(3,351)	(5,616)	(6,862)
Earnings from continuing operations before income taxes	51,963	67,162	87,465	111,833
Income taxes	(20,369)	(26,065)	(34,244)	(44,674)
Earnings from continuing operations	31,594	41,097	53,221	67,159
Loss from discontinued operations, net of taxes	—	(540)	—	(895)
Net earnings	$31,594	$40,557	$53,221	$66,264

Basic earnings per share
Earnings from continuing operations	$0.70	$0.90	$1.18	$1.48
Discontinued operations	—	(0.01)	—	(0.02)
Basic earnings per share	$0.70	$0.89	$1.18	$1.46
Basic average shares outstanding	44,838	45,571	44,923	45,527

Diluted earnings per share
Earnings from continuing operations	$0.70	$0.89	$1.18	$1.47
Discontinued operations	—	(0.01)	—	(0.02)
Diluted earnings per share	$0.70	$0.88	$1.18	$1.45
Diluted average shares outstanding	45,044	45,912	45,115	45,849

Dividends paid per share	$0.3825	$0.2300	$0.6375	$0.4600

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Six Months
Periods Ended December 31,	2011	2010	2011	2010
(In thousands)
Revenues
National media group
Advertising	$107,180	$122,352	$231,637	$257,854
Circulation	63,902	63,737	130,491	129,677
Other revenues	73,233	82,394	140,799	147,667
Total national media group	244,315	268,483	502,927	535,198
Local media group
Non-political advertising	75,382	69,376	134,659	127,124
Political advertising	1,074	22,027	1,657	33,602
Other revenues	7,946	6,047	17,383	12,749
Total local media group	84,402	97,450	153,699	173,475
Total revenues	$328,717	$365,933	$656,626	$708,673

Operating profit
National media group	$35,797	$42,200	$71,801	$81,830
Local media group	27,156	38,549	38,213	55,277
Unallocated corporate	(8,093)	(10,236)	(16,933)	(18,412)
Income from operations	$54,860	$70,513	$93,081	$118,695

Depreciation and amortization
National media group	$3,832	$3,337	$7,193	$6,689
Local media group	6,175	5,816	12,164	11,744
Unallocated corporate	498	510	980	1,015
Total depreciation and amortization	$10,505	$9,663	$20,337	$19,448

EBITDA [1]
National media group	$39,629	$45,537	$78,994	$88,519
Local media group	33,331	44,365	50,377	67,021
Unallocated corporate	(7,595)	(9,726)	(15,953)	(17,397)
Total EBITDA	$65,365	$80,176	$113,418	$138,143

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	December 31, 2011	June 30, 2011
(In thousands)
Current assets
Cash and cash equivalents	$26,118	$27,721
Accounts receivable, net	210,126	212,365
Inventories	21,107	21,529
Current portion of subscription acquisition costs	56,410	54,581
Current portion of broadcast rights	7,870	3,974
Other current assets	21,987	13,568
Total current assets	343,618	333,738
Property, plant, and equipment	458,583	459,257
Less accumulated depreciation	(260,660)	(272,819)
Net property, plant, and equipment	197,923	186,438
Subscription acquisition costs	65,947	54,286
Broadcast rights	1,655	1,292
Other assets	75,039	66,940
Intangible assets, net	554,866	545,101
Goodwill	566,894	525,034
Total assets	$1,805,942	$1,712,829

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$50,000	$50,000
Current portion of long-term broadcast rights payable	10,942	8,548
Accounts payable	52,882	82,878
Accrued expenses and other liabilities	106,420	115,735
Current portion of unearned subscription revenues	166,841	151,831
Total current liabilities	387,085	408,992
Long-term debt	200,000	145,000
Long-term broadcast rights payable	5,937	5,431
Unearned subscription revenues	143,330	120,024
Deferred income taxes	176,853	160,709
Other noncurrent liabilities	99,674	97,688
Total liabilities	1,012,879	937,844
Shareholders' equity
Common stock	36,049	36,282
Class B stock	8,740	8,776
Additional paid-in capital	51,666	58,274
Retained earnings	712,315	687,816
Accumulated other comprehensive loss	(15,707)	(16,163)
Total shareholders' equity	793,063	774,985
Total liabilities and shareholders' equity	$1,805,942	$1,712,829

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended December 31,	2011	2010
(In thousands)
Net cash provided by operating activities	$68,747	$84,524

Cash flows from investing activities
Acquisitions of businesses	(55,548)	(28,556)
Additions to property, plant, and equipment	(26,621)	(11,168)
Other	(1,563)	—
Net cash used in investing activities	(83,732)	(39,724)

Cash flows from financing activities
Proceeds from issuance of long-term debt	85,000	12,500
Repayments of long-term debt	(30,000)	(67,500)
Purchases of Company stock	(15,311)	(6,030)
Dividends paid	(28,722)	(21,017)
Proceeds from common stock issued	2,332	6,622
Excess tax benefits from share-based payments	83	317
Other	—	(51)
Net cash provided by (used in) financing activities	13,382	(75,159)
Net decrease in cash and cash equivalents	(1,603)	(30,359)
Cash and cash equivalents at beginning of period	27,721	48,574
Cash and cash equivalents at end of period	$26,118	$18,215

Meredith Corporation and Subsidiaries                                Table 1
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months Ended December 31, 2011
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$244,315	$84,402	$—	$328,717

Operating profit	$35,797	$27,156	$(8,093)	$54,860
Depreciation and amortization	3,832	6,175	498	10,505
EBITDA	$39,629	$33,331	$(7,595)	65,365
Less:
Depreciation and amortization				(10,505)
Net interest expense				(2,897)
Income taxes				(20,369)
Earnings from continuing operations				$31,594

Segment EBITDA margin	16.2%	39.5%

	Three Months Ended December 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$268,483	$97,450	$—	$365,933

Operating profit	$42,200	$38,549	$(10,236)	$70,513
Depreciation and amortization	3,337	5,816	510	9,663
EBITDA	$45,537	$44,365	$(9,726)	80,176
Less:
Depreciation and amortization				(9,663)
Net interest expense				(3,351)
Income taxes				(26,065)
Earnings from continuing operations				$41,097

Segment EBITDA margin	17.0%	45.5%

	Six Months Ended December 31, 2011
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$502,927	$153,699	$—	$656,626

Operating profit	$71,801	$38,213	$(16,933)	$93,081
Depreciation and amortization	7,193	12,164	980	20,337
EBITDA	$78,994	$50,377	$(15,953)	113,418
Less:
Depreciation and amortization				(20,337)
Net interest expense				(5,616)
Income taxes				(34,244)
Earnings from continuing operations				$53,221

Segment EBITDA margin	15.7%	32.8%

	Six Months Ended December 31, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$535,198	$173,475	$—	$708,673

Operating profit	$81,830	$55,277	$(18,412)	$118,695
Depreciation and amortization	6,689	11,744	1,015	19,448
EBITDA	$88,519	$67,021	$(17,397)	138,143
Less:
Depreciation and amortization				(19,448)
Net interest expense				(6,862)
Income taxes				(44,674)
Earnings from continuing operations				$67,159

Segment EBITDA margin	16.5%	38.6%